                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                            (Amendment No. ______)*



                             Peerless Group, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  705499 10 1
                                --------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (i) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (ii) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                 SCHEDULE 13G

-----------------------
CUSIP No.   705499 10 1
-----------------------
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Rodney L. Armstrong, Jr.
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a) [_]
                                                           (b) [_]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OR ORGANIZATION

    Texas
--------------------------------------------------------------------------------
  NUMBER OF     5  SOLE VOTING POWER
   SHARES          734,000
 BENEFICIALLY   ----------------------------------------------------------------
   OWNED BY     6  SHARED VOTING POWER
    EACH           62,400
  REPORTING     ----------------------------------------------------------------
   PERSON       7  SOLE DISPOSITIVE POWER
    WITH           734,000
                ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER
                   62,400
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    796,400
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    17.1%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTION BEFORE FILLING OUT!

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Item 1(a)   Name of Issuer:
---------   --------------

                Peerless Group, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:
---------   -----------------------------------------------

                1212 East Arapaho Road
                Richardson, Texas  75081-2459

Item 2(a)   Name of Person Filing:
---------   ---------------------

                Rodney L. Armstrong, Jr.

Item 2(b)   Address of Person Filing:
---------   ------------------------

                1212 East Arapaho Road
                Richardson, Texas  75081-2459

Item 2(c)   Citizenship:
---------   -----------

                Texas

Item 2(d)   Title of Class of Securities:
---------   ----------------------------

                Common Stock, $ .01 par value per share

Item 2(e)   CUSIP No.:
---------   ---------

                705499 10 1

Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
------      -------------------------------------------------------------------
            check whether the person filing is a:
            ------------------------------------

                Not applicable.

Item 4.     Ownership
------      ---------

            (a) Amount beneficially owned:  796,400

            (b) Percent of class: 17.1%

            (c) Number of shares as to which such person has:

                (i)   Sole power to vote or to direct the vote: 734,000

                (ii)  Shared power to vote or to direct the vote: 62,400

                (iii) Sole power to dispose or direct the disposition of:
                      734,000

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              (iv)  Shared power to dispose or to direct the disposition of:
                    62,400

Item 5   Ownership of 5% or Less of a Class:
------   ----------------------------------

              Not applicable.

Item 6   Ownership of More than 5% on Behalf of Another Person:
------   -----------------------------------------------------

              Not applicable.

Item 7   Identification and Classification of the Subsidiary which Acquired the
------   ----------------------------------------------------------------------
         Security Being Reported on By The Parent Holding Company:
         --------------------------------------------------------

              Not applicable.

Item 8   Identification and Classification of Members of the Group:
------   ---------------------------------------------------------

              Not applicable.

Item 9   Notice of Dissolution of Group:
------   ------------------------------

              Not applicable.

Item 10  Certification:
-------  -------------

              Not applicable.

                                   * * * * *

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                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     Date:  February 13, 1997


                                        /s/ RODNEY L. ARMSTRONG, JR.
                                        ----------------------------------
                                        Rodney L. Armstrong, Jr.

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